Exhibit 4.3

Gilbert Laustsen Jung
Associates Ltd. Petroleum Consultants
4100, 400 – 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2 (403) 266-9500 Fax (403) 262-1855

CONSENT OF ENGINEERS

To:	APF Energy Trust
The Board of Directors of APF Energy Inc.

We refer to the Registration Statement on Form F-8 of APF Energy Trust dated April 26, 2004 (the “Registration Statement”). We hereby consent to the use of our name and references to excerpts from our report dated March 16, 2004 and effective January 1, 2004 evaluating reserves attributable to the oil and gas properties of APF Energy Inc., the report of the reserves attributable to the properties of APF Energy Inc. being referenced in the Registration Statement.

Yours very truly,

GILBERT LAUSTSEN JUNG
ASSOCIATES LTD.

ORIGINALLY SIGNED BY

Myron J. Hladyshevsky, P. Eng.
Vice-President

Dated April 26, 2004
Calgary, Alberta
Canada